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                                                                    EXHIBIT 99.1

RAILWORKS REQUESTS HEARING TO STAY DELISTING FROM NASDAQ NATIONAL MARKET


BALTIMORE, MD - (PR NEWSWIRE) - [JANUARY 26, 2001] - RAILWORKS CORPORATION (NASDAQ: RWKS), a company comprised of rail industry service and product providers across North America, announced today that it has requested a hearing before a Nasdaq Listing Qualifications Panel ("Panel") to appeal the Nasdaq staff's determination that the Company no longer qualifies for continued listing on the Nasdaq National Market because it has failed to maintain a minimum bid price of $5.00 as required under Maintenance Standard 2 as set forth in Marketplace Rule 4450(b)(4). The hearing request stays the delisting of the Company's common stock from the Nasdaq National Market pending the Panel's decision. The Company will submit an application to transfer its listing to the Nasdaq SmallCap Market in the event the appeal is decided adversely to the Company. There can be no assurance that the Company's common stock will qualify for listing on Nasdaq SmallCap Market.










Statements in this press release regarding RailWorks' beliefs, intentions, expectations, plans or estimates (or similar expressions) constitute forward-looking statements for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Factors which could affect RailWorks' actual results include potential delisting of the common stock from the Nasdaq National Market or the inability to list the common stock on the Nasdaq SmallCap Market, general economic conditions, competitive factors, seasonality of our business, timing and integration of future acquisitions, dependence on public sector contracts and funding, exposure to fixed price contracts, labor relations, regulatory changes in the rail and transit industries, cyclical nature of the rail system industry and commercial construction, availability and terms of financing for our business, our ability to meet obligations under debt instruments and changes in laws that impact the way in which RailWorks conducts its business. Management believes these statements, which are based on currently available information, are reasonable; however, undue reliance should not be placed on these statements.

CONTACT:  RAILWORKS CORPORATION